Exhibit 99.1

AITX’s Subsidiary Robotic Assistance Devices Partners with Private Labeler ECAMSECURE, a GardaWorld Company, to Showcase the Virtual Gate Guard at ISC West

Detroit, Michigan, March 29, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), and ECAMSECURE, a GardaWorld company, announced today that ECAMSECURE’s Virtual Gate Guard™ will be showcased at ISC West 2023 in Las Vegas, Nevada.

“We are honored and thrilled that ECAMSECURE is RAD’s first private labeler,” said Steve Reinharz, CEO of AITX. “ECAMSECURE is a recognized brand in portable security systems, and we are working closely with them to make their Virtual Gate Guard a success in stationary autonomous security solutions.”

“The team at RAD has a keen insight as to where AI-based technology is heading,” said Lemuel Blanco, President and Chief Technology Officer at ECAMSECURE. “The Virtual Gate Guard is an example of that. Companies can augment security guards and deploy Virtual Gate Guard, which would result in reducing their costs compared to manned security.”

“AI has been on everyone’s lips for the past few months,” said Chris Coffey, Chief Executive Officer at ECAMSECURE. “We’re pleased to be sourcing the Virtual Gate Guard from a company that’s been building advanced AI tech for years.”

ISC West is the largest security industry trade show in the US. ISC West expects attendance upwards of 30,000 security professionals and over 1,000 exhibitors. RAD will be exhibiting in booth #18117 while ECAMSECURE will be in booth #14127.

ECAMSECURE’s Virtual Gate Guard is a compact and mountable unit that provides an edge-to-edge 180° field of vision with advanced access control over gates and other controlled points of entry. The Virtual Gate Guard takes full advantage of the RAD Software Suite providing an ideal solution for logistics and distribution centers, storage yards, parking structures and lots, corporate campuses; anywhere that increased visibility is needed at a fraction of the cost.

At last year’s ISC West, RAD’s version of the Virtual Gate Guard, aka AVA™ was named a winner of the 2022 SIA New Products and Solutions Awards in the Access Control Software, Hardware, Devices and Peripherals category. In November of 2022, ECAMSECURE’s Virtual Gate Guard obtained an AST ASTORS Award in the Best Access Control & Authentication System category.

About ECAMSECURE

ECAMSECURE, a GardaWorld company, is the pioneer in outdoor video surveillance, providing portable surveillance systems that combine AI, technology and state-of-the-art mobile security equipment for over 20 years. ECAMSECURE is part of GardaWorld, one of the largest privately owned integrated security, cash solutions and risk management companies in the world. Our international reach makes us the partner of choice for private enterprise, governments, humanitarian organizations, as well as multinationals across the planet. For more information, visit https://ecamsecure.garda.com/.

About GardaWorld

GardaWorld is one of the largest privately owned security services and cash services companies in the world, offering physical security services, end-to-end cash management solutions and security risk management, with Crisis24. We are the partner of choice for private enterprise, governments, humanitarian organizations, as well as multinationals. We are comprised of more than 132,000 dedicated and highly qualified professionals serving a diverse client base in North America, Africa, Asia and the Middle East. In the complex world within which we live, our reputation is based upon the quality of our services and the commitment and integrity of our personnel. For more information, visit https://www.garda.com/.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staffs and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.stevereinharz.com, www.radsecurity.com, www.radgroup.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060

@SteveReinharz